Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Wolverine Tube, Inc.:

We consent to the use of our report with respect to the consolidated financial statements and schedules of Wolverine Tube, Inc. and subsidiaries, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus.

As discussed in note 2 to the consolidated financial statements, effective January 1, 2006, the Company changed its method of accounting for share-based payments and, effective December 31, 2006, its method of accounting for defined pension and postretirement benefit plans.

/s/ KPMG LLP

Birmingham, Alabama

June 11, 2008